EXHIBIT 99 (a)

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD FIRST QUARTER RESULTS
—Sales Increase 19%, Net Income Increases 26%—
—Internal Growth of 9%, Raising Estimates—

Paoli, PA, April 19, 2007 – AMETEK, Inc. (NYSE: AME) today announced first quarter results that established records for sales, operating income, net income and diluted earnings per share.

AMETEK’s first quarter 2007 sales of $505.3 million were up 19% over the same period of 2006. Operating income for the first quarter of 2007 was $89.9 million, a 27% increase from the $70.8 million recorded in the same period of 2006. Net income in the first quarter of 2007 increased 26% to $50.9 million, or $.48 per diluted share, from the first quarter 2006 level of $40.3 million, or $.38 per diluted share.

Operating cash flow was $54.8 million, an increase of 42% over the $38.7 million generated in the first quarter of 2006.

“AMETEK had an outstanding quarter which exceeded our expectations,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth of 9%, combined with the contributions from acquired businesses enabled us to grow the top-line by 19%. Operating income margin was up 110 basis points and net income was up 26% as we translated the top-line growth into bottom-line performance,” he commented.

Electronic Instruments Group (EIG)
For the 2007 first quarter, EIG sales increased 20% to $282.9 million. Operating income was $62.2 million, compared with $47.7 million in the first quarter of 2006, an increase of 30%. Operating margins for the quarter improved dramatically to 22.0%, from 20.2% in the first quarter of 2006.

“EIG had a great first quarter. Sales were up on excellent core growth driven by our process and analytical, power and aerospace businesses together with the contribution from the Land Instruments and Precitech acquisitions. Operating income was up 30%, benefiting from the top-line growth as well as from operational excellence improvements,” said Mr. Hermance.

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AMETEK ACHIEVES RECORD FIRST QUARTER RESULTS

Electromechanical Group (EMG)
For the first quarter of 2007, EMG sales were $222.4 million, a 19% increase over the same period of 2006. Operating income of $38.0 million was up 19% from the $32.0 million recorded in the same period of 2006. Operating margins for the quarter were 17.1%, up from 17.0% in the first quarter of 2006.

“EMG had a great first quarter as well. Sales were up on solid core growth and the contributions from the acquisitions of PennEngineering Motion Technologies and Southern Aeroparts. Profitability was strong as a result of the increased volume and our operational excellence initiatives,” commented Mr. Hermance.

2007 Outlook
“Given current market conditions and our strong first quarter results, we are raising our earnings estimate for the year to approximately $1.95 to $2.00 per diluted share, an increase of 14% to 17% over the 2006 level of $1.71 per diluted share. Revenue is estimated to increase low double digits on a percentage basis over 2006,” commented Mr. Hermance.

“Our second quarter 2007 sales are expected to be up low double digits on a percentage basis from last year’s second quarter. We expect second quarter earnings to be approximately $.50 to $.52 per diluted share, an increase of 16% to 21% over last year’s second quarter level of $.43 per diluted share,” concluded Mr. Hermance.

Conference Call
AMETEK, Inc. will Web cast its First Quarter 2007 investor conference call on Thursday, April 19, 2007, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2006 sales of $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACHIEVES RECORD FIRST QUARTER RESULTS

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share amounts)

	Three months ended
	March 31, (Unaudited)
	2007	2006

Net sales	$505,283	$423,867

Expenses:
Cost of sales, excluding depreciation	343,344	292,768
Selling, general and administrative	62,053	50,812
Depreciation	9,962	9,486

Total expenses	415,359	353,066

Operating income	89,924	70,801
Other (expenses) income:
Interest expense	(10,909)	(10,088)
Other, net	(566)	(737)

Income before income taxes	78,449	59,976
Provision for income taxes	27,549	19,718

Net income	$50,900	$40,258

Diluted earnings per share	$0.48	$0.38

Basic earnings per share	$0.48	$0.38

Average common shares outstanding:
Diluted shares	106,881	106,685

Basic shares	105,125	104,838

Dividends per share	$0.06	$0.04

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT (Unaudited)
(In thousands)

	Three months ended
	March 31,
	2007	2006

Net sales

Electronic Instruments	$282,933	$236,439
Electromechanical	222,350	187,428

Total Consolidated	$505,283	$423,867

Operating income

Electronic Instruments	$62,201	$47,712
Electromechanical	38,006	31,952

Total segments	100,207	79,664
Corporate and other	(10,283)	(8,863)

Total Consolidated	$89,924	$70,801

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$66,503	$58,220
Receivables, net	347,571	328,762
Inventories	244,187	236,783
Other current assets	54,418	60,298

Total current assets	712,679	684,063

Property, plant and equipment, net	255,700	258,008
Goodwill, net	899,558	881,433
Other intangibles, investments and other assets	309,844	307,372

Total assets	$2,177,781	$2,130,876

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$127,855	$163,608
Accounts payable and accruals	333,789	317,292

Total current liabilities	461,644	480,900

Long-term debt	520,483	518,267
Deferred income taxes and
other long-term liabilities	180,745	165,037
Stockholders’ equity	1,014,909	966,672

Total liabilities and stockholders’ equity	$2,177,781	$2,130,876